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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Transcrypt International, Inc.

    We consent to incorporation by reference in the registration statement (No. 333-30673) on Form S-8 of Transcrypt International, Inc. (the "Company") of our report dated February 12, 1999 relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 1998, 1997 and 1996 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Annual Report on Form 10-K of the Company dated March 30, 1999.

                                                  /s/ KMPG Peat Marwick LLP

Omaha, Nebraska
March 30, 1999